Exhibit 99.1

NEWS RELEASE

GRAY NAMES RICHARD B. HARE TO ITS BOARD OF DIRECTORS

Atlanta, Georgia – September 20, 2016. . . Gray Television, Inc. (“Gray,” “we,” “us” or “our”) (NYSE: GTN and GTN.A) today announced that its Board of Directors unanimously voted to expand the Board by one seat and elected Richard B. Hare as a Director to fill that position. Like all Directors, Mr. Hare’s term will run through our next Annual Meeting.

               For over ten years, Mr. Hare has served as Senior Vice President and Chief Financial Officer of Carmike Cinemas, Inc. (NASDAQ:CKEC), one of the nation's largest motion picture exhibitors with 273 theatres in 41 states. Mr. Hare has over 25 years of financial management experience and joined Carmike as its Chief Financial Officer in March 2006. Mr. Hare served as Chief Accounting Officer and Controller for Greenfuels Holding Company, LLC, an energy development and management services company, and its affiliates from August 2002 to March 2006. From October 2000 until June 2002, Mr. Hare served as Assistant Treasurer for Sanmina-SCI Corporation, a manufacturer of electronic components. From 1997 until October 2000, Mr. Hare served as Treasurer of Wolverine Tube, Inc., a manufacturer of copper and copper alloy products.

Mr. Hare, a Certified Public Accountant, began his career in 1989 at Coopers & Lybrand, a public accounting firm. In addition to his corporate responsibilities, he currently serves on the Board of Trustees for Chatham Hall School in Chatham, Virginia, and the RiverCenter for the Performing Arts in Columbus, Georgia. He is also an Emeritus member of Dean’s Advisory Council at The Raymond J. Harbert College of Business at Auburn University. He holds an M.B.A. from Vanderbilt University and a B.S. (Accounting) from Auburn University. He is also an alumnus of Harvard Business School’s Advanced Management Program.

Gray Chairman, President and CEO Hilton H. Howell, Jr. said, “We are excited to have Richard Hare join our growing company at this time. After a deliberate search process, the Nominating and Corporate Governance Committee unanimously decided upon and recommended Mr. Hare. The addition of this new independent director will deepen the financial and public company expertise of our Board.”

4370 Peachtree Road, NE, Atlanta, GA 30319 | P 404.504.9828 F 404.261.9607 | www.gray.tv

About Gray Television:

Gray Television, Inc. (NYSE: GTN and GTN.A) is a television broadcast company headquartered in Atlanta, Georgia, that owns and operates television stations and leading digital assets in markets throughout the United States.  We currently own and/or operate television stations across 51 television markets that collectively broadcast over 190 program streams including 36 channels affiliated with the CBS Network, 27 channels affiliated with the NBC Network, 19 channels affiliated with the ABC Network and 14 channels affiliated with the FOX Network.  We own and/or operate the number-one or number-two ranked television station operations in essentially all of our markets, which collectively cover approximately 9.5 percent of total United States television households.

Gray Contacts:

www.gray.tv

Hilton H. Howell, Jr., Chairman, President and Chief Executive Officer, 404-266-5512

Jim Ryan, Executive Vice President and Chief Financial Officer, 404-504-9828

Kevin P. Latek, Executive Vice President, Chief Legal and Development Officer, 404-504-9828

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